UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 8-K

                       CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(D)
               OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  February 15, 2002

                         AMASYS Corporation

       (Exact name of registrant as specified in its charter)


        Delaware                  0-9499              54-1812385

     (State or other         (Commission File        (IRS Employer
     jurisdiction of             Number)          Identification No.)
     incorporation)


        4900 Seminary Road, Suite 600, Alexandria, Virginia  22311
      (Address of principal executive        (Zip Code)
               offices)


                           (703) 797-8111

        (Registrant's telephone number, including area code)


                                 N/A
(Former name, former address and former fiscal year, if changed since last report)

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Item 5.        Other Events.

     AMASYS Corporation ("AMASYS" or the "Company") completed the transactions contemplated in the Payment and Release Agreement dated February 1, 2002 (the "Agreement") by and among Pension Benefit Guaranty Corporation ("PBGC"), a United States Government agency, through Pacholder Associates, Inc. ("Pacholder"), as agent for the PBGC. Pursuant to this Agreement, on February 15, 2002, AMASYS paid to PBGC the amount of One Hundred Eighty-Nine Thousand, Nine Hundred Ninety-Eight Dollars ($189,998.00) for full satisfaction of a Note dated June 21, 1996 payable to the PBGC with a face amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "PBGC Note"). The PBGC Note accrued interest at the rate of 9% per annum and had a maturity date of December 31, 2006. The difference between the carrying amount of the debt as of the February 15, 2002 effective date and the payment made by AMASYS resulted in a net non-cash gain of approximately Two Million Three Hundred Thousand Dollars ($2,300,000) to AMASYS. The PBGC continues to own 196,000 shares of the Company's 5% convertible preferred stock, which is convertible into 1,960,000 shares of the Company's Common Stock.

     In order to finance the Agreement and the expenses associated therewith, AMASYS entered into two Note Payable
Agreements with its President and Chief Executive Officer in the aggregate amount of Two Hundred Forty Thousand Dollars
($240,000.00). These Notes accrue interest at a rate of 10% per annum and are payable on demand.

Item 7.        Financial Statements and Exhibits

          (c)  10.1    Payment and Release Agreement between the
                       Company and the Pension Benefit Guaranty
                       Corporation dated February 1, 2002
                       (incorporated by reference from the
                       Company's Form 10-Q for the quarterly
                       period ended December 31, 2001).

               10.2 Note between the Company and C.W. Gilluly dated December 21, 2001 (incorporated by reference from the Company's Form 10-Q for the quarterly period ended
                       December 31, 2001).

               10.3 Note between the Company and C.W. Gilluly dated February 12, 2002.

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                           SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                      AMASYS CORPORATION

Date:  February 20, 2002              By: /s/ C.W. Gilluly
                                         C.W. Gilluly, Ed.D.
                                         President and Chief Executive
                                         Officer
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